Exhibit 99.1
For Immediate Release
Wrigley Announces Record Annual Sales of Nearly $4.7 Billion and Fourth
Quarter Sales Rise of 11 Percent; Full-Year Earnings Per Share Up Nine
Percent, Excluding Restructuring and Options Expensing
CHICAGO — February 6, 2007 — The Wm. Wrigley Jr. Company (NYSE: WWY) today announced that strong fourth-quarter volume growth produced over $1.2 billion in sales for the quarter and pushed global annual sales up 13 percent to nearly $4.7 billion, setting a new record for the Company.
On a non-GAAP basis, excluding the impact from restructuring charges and the new accounting requirement to expense stock options, fully diluted earnings per share for the full year were $2.10, up nine percent from the comparable 2005 figure. On the same basis, fourth quarter earnings were $0.53 per share, up 26 percent over the same quarter a year ago. Inclusive of restructuring and options expense, fully diluted net earnings per share were $1.90 for the year, up almost four percent from 2005, and stood at $0.46 per share for the quarter, up 39 percent from a year ago.
“We delivered solid results overall in 2006 and demonstrated the strength of our business,” said Bill Wrigley, Jr., Executive Chairman of the Company. “Excluding one-time restructuring charges and option costs, we delivered earnings per share growth in the 9 to11 percent range for the seventh consecutive year, and we did so with double-digit sales and volume growth while completing the integration of a major acquisition, realigning our supply chain, and addressing increased competition in some key geographies.”
Sales increases were primarily driven by worldwide shipment growth of 15 percent for the full year and eight percent for the fourth quarter. The full-year increase results from a combination of worldwide organic volume growth and six months of incremental sales from acquired confectionery brands, primarily in the North America region, while the fourth quarter volume increase reflects the solid performance of Wrigley’s gum and confectionery business around the world, particularly in EMEAI (principally Europe) and Asia.

Bill Perez, President and CEO, noted, “When I joined the Company, I felt that Wrigley was an organization with outstanding brands and great people. My first three months on the job have confirmed that feeling, and I am excited about moving forward with the global Wrigley team and further leveraging the Wrigley brands. We maintain a strong leadership position in chewing gum and continue to build our presence in the broader confectionery category. The entire organization is focused on and energized by the opportunities ahead, and the Company is well positioned in key marketplaces and categories for growth in 2007 and beyond.”
Sales and Gross Margins
For the full year, consolidated net sales were $4.69 billion, an increase of $527 million or 13 percent from 2005. Solid shipment growth across all regions accounted for about two-thirds of the gain with the remainder due to incremental volume from the acquired new confectionery brands for the first six months of the year.
EMEAI net sales for 2006 were $2.07 billion, up $176 million or nine percent from 2005. Volume growth accounted for the strong majority of the gain, led by increased sales of Orbit® in Russia and Ukraine, as well as business expansion in India and the Middle East. There was also a slight boost to sales due to average translation of relatively stronger European currencies to the U.S. dollar.
North America net sales for 2006 were $1.75 billion, an increase of $217 million or 14 percent from 2005. Incremental shipments from the new confectionery brands for the first six months of 2006 accounted for the lion’s share of the increase. The balance came from Wrigley’s U.S. core gum and mint business which grew by three percent, led by sugarfree gum — especially Orbit, which recently became the #1 gum brand in the U.S. — and Doublemint® Twins™ mints.
Asia net sales for 2006 were $623 million, an increase of $117 million or 23 percent, with volume growth contributing nearly all of the gain. The increase was led by growth in the Extra® and Doublemint brands in China, where Wrigley remains the #1 overall confectionery company. For the year, average translation of a relatively stronger Chinese renminbi to the U.S. dollar increased net sales by around three percent.
On a consolidated basis, net sales for the fourth quarter rose to $1.22 billion, an increase of $118 million or 11 percent from last year. About two-thirds of the gain is attributable to volume growth, with the remainder primarily due to average translation of foreign currencies to a relatively weaker U.S. dollar.

In EMEAI, the Company’s largest region, sales in the quarter were up over 19 percent, with strong improvement in Germany, where consumption trends continued to rise, and solid performances in France, Russia, Ukraine, and the Middle East. Both Orbit and Extra showed significant strength in the region, as well as Juicy Fruit® jellies in Russia. In the U.S., sales were up one percent, as declines in sales of sugar gum brands significantly offset sugarfree gains, while overall North America sales were flat. In Asia, sales were up 18 percent on double-digit shipment growth across China and Hong Kong.
Full-year consolidated gross margins were 51.9 percent versus 54.2 percent for the prior year (52.9 versus 55.2 excluding restructuring and options). Lower margin contributions from the confectionery brands acquired mid-year 2005 accounted for a little over half the decline, with the remainder attributable to unfavorable product shifts, somewhat higher costs (including those attributed to some new product and packaging formats), as well as slightly negative geographic mix.
Consolidated gross margins for the quarter improved slightly to 50.4 versus 50.0 percent a year ago. Excluding the impact of restructuring and stock options, they stood at 52.2 percent for the quarter, down from 53.1 percent a year ago. The 90 basis point quarterly decline primarily reflects slightly unfavorable product and geographic mix.
“Our changing mix of business, the success of new product and packaging formats, and current geographic sales patterns have continued to put some pressure on gross margins,” stated Reuben Gamoran, Senior Vice President and Chief Financial Officer. “Overall, however, they remain at very healthy levels, and we continue to focus on maintaining our strong margin position. In 2007, we will see the benefits of our restructuring program — that is now substantially complete — begin to accrue and help us manage against any further margin pressures.”
Operating Profits and Net Earnings
Consolidated operating profit for 2006 was $821 million, up $45 million or 6 percent versus 2005. Gains were due to strong business performance in EMEAI and Asia and positive impact from currency translation, partially offset by options expensing and restructuring charges as well as investments in sales infrastructure, innovation and brand support. Brand support was up modestly for the year, reflecting the impact of the acquired confectionery brands for which the Company is still building support levels, shifts to less traditional and better targeted media, as well as overall advertising efficiencies, such as the consolidation of media buying agencies.

Net earnings for 2006 were $1.90 per share, up four percent versus 2005. On a non-GAAP basis, excluding restructuring ($0.11 per share) and options costs ($0.09 per share), full-year net earnings were up $0.17 per share or nine percent. The positive impact of currency translation added $0.03 per share for the year.
Consolidated operating profit for the fourth quarter was $200 million, an increase of 39 percent from the same period in 2005. Gains were due to strong sales growth in EMEAI and Asia in addition to timing on brand support for new product launches and other activities in selected geographies, offset by continued investment in selling infrastructure.
For the fourth quarter, fully diluted net earnings per share were $0.46, up $0.13 from the same period a year ago. On a non-GAAP basis, excluding restructuring ($0.05 per share) and options costs ($0.02 per share), fourth quarter earnings were up $0.11 per share or 26 percent. The positive impact of currency translation added $0.02 per share to the quarter.
Dividend Increase
At their regular meeting held today, the Board of Directors increased the regular quarterly dividend by 13% to $0.29 per share. The new quarterly dividend was declared on each share of Common Stock and each share of Class B Common Stock for the three-month period beginning May 1, 2007. The dividend is payable on May 1, 2007 to stockholders of record of each class of stock outstanding at the close of business on April 13, 2007.
Continuing Business Progress
Spanning the fourth quarter of 2006 and the first quarter of 2007, Wrigley has launched or will be launching a number of new products around the world. In the U.S., Wrigley has introduced Dark Chocolate Dipped Altoids®, Hubba Bubba® Sour Gummi Tape, and two varieties of Life Savers® Fruit Tarts. U.S. gum introductions include Mojito Mint and Raspberry Mint Orbit, micro mint and flavor infused Eclipse Fusion® in Spearmint Melon and Peppermint Berry, as well as Orbit White Bubblemint™ in the convenient Big-E® bottle. In Europe, Wrigley is launching a liquid-filled pellet gum under the Extra brand in the U.K. and the Freedent® brand in France. Wrigley is also introducing Orbit Complete gum in the U.K., featuring enhanced dental benefits and sold in the popular envelope-style pack. Additionally, the Company will be launching Fusion gum products in Russia, Poland, France, and Spain. In China, Wrigley will be introducing gum featuring wellness benefits based on traditional Chinese medicine.

Successful Closing of A. Korkunov Acquisition
Wrigley also announced today that it has successfully completed the purchase of an 80 percent stake of A. Korkunov, the second largest player in the Russian premium boxed-chocolate segment, with its namesake brand the top seller in that highly competitive segment, for $300 million. Included in the acquisition are A. Korkunov’s Odintsovo production facility and its distribution company, Premium Foods. As previously stated, the Company will acquire the remaining 20% of A. Korkunov over time.
Wrigley expects this acquisition to have a relatively neutral initial impact on financial performance, but to be a positive contributor over time, as investments in this new aspect of its global portfolio are made.
About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company has global sales of nearly $4.7 billion and distributes its world-famous brands in more than 180 countries. Three of these brands — Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® — have heritages stretching back more than a century. Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.
Cautionary Statement Regarding Forward-Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in the Company’s most recently filed Form 10-K and other SEC filings, in each case under the heading “Forward-Looking Statements”. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

FROM:	WM. WRIGLEY JR. COMPANY
Christopher Perille, Senior Director — External Relations
Phone: (312) 645-4077

WM. WRIGLEY JR. COMPANY
STATEMENT OF CONSOLIDATED EARNINGS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales	$1,224,292	$1,106,344	$4,686,011	$4,159,306

Cost of sales	586,829	518,623	2,211,115	1,863,179

Restructuring charges	20,923	34,087	45,074	40,223

Gross profit	616,540	553,634	2,429,822	2,255,904

Selling, general and administrative expense	416,414	409,230	1,608,349	1,479,568

Operating income	200,126	144,404	821,473	776,336

Interest Expense	(14,868)	(14,807)	(61,820)	(31,648)

Investment Income	2,431	3,812	8,029	15,713

Other income	(3,389)	(1,067)	1,365	(5,741)

Earnings before income taxes	184,300	132,342	769,047	754,660

Income taxes	55,475	38,266	239,670	237,408

Net earnings	128,825	$94,076	529,377	$517,252

Net earnings per average share of common stock (basic) [a]	0.46	$0.34	1.91	$1.84

Net earnings per average share of common stock (diluted) [a]	0.46	$0.33	1.90	$1.83

Average number of basic shares outstanding for the period	277,705	280,041	277,556	280,964

Average number of diluted shares outstanding for the period	278,779	281,291	278,399	282,284

a Per share calculations based on the average number of shares outstanding for the period.
Note: In thousands except for earnings per share amounts.